Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, entered into on December 16, 2020 and effective as of January 15, 2021, between SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Company”), and DANIEL P. HANSEN (the “Executive”), recites and provides as follows:

W I T N E S S E T H:

WHEREAS, the Executive currently serves as the President and Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the “Board”) pursuant to an Employment Agreement dated as of May 28, 2014 (the “Prior Employment Agreement”);

WHEREAS, the Company and the Executive have agreed that the Executive shall transition to the role of Executive Chairman of the Board, effective as of January 15, 2021; and

WHEREAS, the parties wish to set forth the terms and conditions of the Executive’s employment as Executive Chairman.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:

1.             RECITALS. The above recitals are incorporated by reference herein and made a part hereof as set forth verbatim.

2.             EMPLOYMENT. Effective as of January 15, 2021 (the “Effective Date”), the Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of the Company’s Executive Chairman of the Board, to serve for the Term (as hereinafter defined) hereof, subject to earlier termination as hereinafter provided.

3.             TERM. The Initial Term of the Executive’s employment hereunder (the “Initial Term”) shall be for a period commencing on the Effective Date and ending on December 31, 2021. The Company may, in its sole discretion by written notice to the Executive no later than December 1, 2021, extend the Initial Term for an additional one year, to end on December 31, 2022. Any employment of the Executive by the Company thereafter shall be subject to mutual written agreement of the Company and the Executive. For purposes of this Agreement, the word “Term” means the Initial Term and any renewal thereof pursuant to this Section 3. Notwithstanding the foregoing, if the Executive’s employment with the Company terminates for any reason prior to January 15, 2021, this Agreement shall be null and void and, for the avoidance of doubt, the Prior Employment Agreement shall remain in full force and effect and shall govern the terms and conditions of the Executive’s termination of employment.

4.             SERVICES. The Executive’s key duties and responsibilities during the Term shall be as agreed in writing by the parties. The Board shall nominate the Executive to the Board at each time during the Term that directors of the Company are nominated for election by the Company’s shareholders. The Company agrees that the Executive may engage in other business, civic and community activities and endeavors provided that such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder and are not in violation of Section 17. The Executive may reasonably determine the location from which he will fulfill his duties and responsibilities (provided that, while serving as a member of the Board, Executive will attend all Board meetings in person unless a meeting is not scheduled for in-person attendance or Executive is unable to do so due to illness or other customary reasons), and upon mutual agreement between the Executive and the Chief Executive Officer of the Company, the Executive will provide services at the Company’s headquarters.

5.             COMPENSATION.

(a)           Base Salary. During the Term, the Company shall pay the Executive an annual Base Salary equal to Five Hundred Thousand Dollars ($500,000). Such Base Salary shall be paid in accordance with the Company’s payroll schedule.

(b)           Equity Incentive Grants. At the same time equity incentive grants are made to Company senior executives in 2021, the Executive shall receive an equity grant with a grant date value of $1,500,000. Such equity grant shall consist of time-vesting restricted stock and shall vest 25% on December 31, 2021, 25% on December 31, 2022 and 50% on December 31, 2023. If the Initial Term is extended by the Company pursuant to Section 3, the Executive shall also receive an equity grant with a grant date value of $500,000 at the same time equity incentive grants are made to Company senior executives in 2022. Such equity grant shall consist of time-vesting restricted stock and shall vest 25% on December 31, 2022, 25% on December 31, 2023 and 50% on December 31, 2024. For the avoidance of doubt, all outstanding options, shares of restricted stock and other equity awards granted to the Executive by the Company prior to January 15, 2021 shall continue to be outstanding and vest in accordance with their terms as of the date hereof.

(c)           No Other Board Compensation. The Executive shall not receive any additional compensation during the Term for serving as a member of the Board.

6.             BENEFITS. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in all Company employee benefit plans in which other executive level employees of the Company and/or the members of their families, as the case may be, are eligible to participate including, but not limited to, any retirement, pension, profit-sharing, insurance, or other plans which may now be in effect or which may hereafter be adopted by the Company; provided that such participation shall be subject to the eligibility and other terms and conditions of such plans as in effect from time-to-time. Regarding life insurance, the Executive shall have the right to name the beneficiary of such life insurance policy on the same basis as other senior executives who receive such coverage. The Executive shall be entitled to vacation at his election provided it does not materially interfere with the performance of the Executive’s duties and responsibilities hereunder. The Company will provide the Executive with administrative support commensurate with the Executive’s position and time commitment to the Company.

7.             EXPENSES. During the Term, the Executive will be eligible for expense reimbursements on the same basis as other members of the Board, and to the extent applicable to his duties and responsibilities, other senior executives of the Company. Expenses that are reimbursable to the Executive under this Section 7 shall be paid to the Executive in accordance with the Company’s expense reimbursement policy but in no event later than March 15 following the calendar year in which the expense is incurred. The Company will provide the Executive with or promptly reimburse the Executive for the technology and technology support that he reasonably determines he needs to fulfill his duties and responsibilities hereunder, which shall include, but not be limited to, providing up-to-date hardware, sustaining a home office, and transferring, hosting and supporting data with respect to electronic mail, calendars, contacts and other files. The Executive is entitled to reimbursement for up to $45,000 of reasonable attorneys’ fees incurred by him in connection with the negotiation of this Agreement.

8.             TERMINATION.

(a)           Grounds. This Agreement shall terminate in the event of the Executive’s death and, unless extended pursuant to Section 3, at the end of the then-applicable Term. In the case of the Executive’s Disability, the Company may elect to terminate the Executive’s employment as a result of such Disability. The Company also may terminate the Executive’s employment pursuant to a Termination With Cause or a Termination Without Cause. This Agreement shall automatically terminate if the Company’s shareholders do not elect the Executive to continue to serve on the Board after the Executive is nominated. Finally, the Executive may terminate the Executive’s employment with the Company pursuant to either a Voluntary Termination Without Good Reason or a Voluntary Termination With Good Reason. For purposes of this Agreement, the terms Disability, Voluntary Termination Without Good Reason, Voluntary Termination With Good Reason, Termination With Cause and Termination Without Cause are defined in Section 13.

(b)           Notice of Termination. Any termination by the Company or the Executive (other than upon death, due to the end of the Term or due to the Executive not being elected to continue to serve on the Board by the Company’s shareholders) shall be communicated by Notice of Termination to the Executive or the Company, as applicable. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and the specific ground for termination; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; and (iii) the date of termination in accordance with Section 8(c).

(c)            Date of Termination. For the purposes of this Agreement, “Date of Termination” means (i) if the Company intends to treat the termination as a termination based upon the Executive’s Disability, the Executive’s employment with the Company shall terminate effective on the thirtieth day after the date of the Notice of Termination (which may not be given before the Executive has been absent from work on account of a physical or mental illness or physical injury for at least one hundred fifty (150) days) provided that, before such date, the Executive shall not have returned to the performance of the Executive’s duties with or without reasonable accommodation; (ii) if the Executive’s employment is terminated by reason of Death, the Date of Termination shall be the date of death of the Executive; (iii) if the Executive’s employment is terminated by reason of Voluntary Termination Without Good Reason, the Date of Termination shall be thirty (30) days from the date of the Notice of Termination (and the Executive shall be deemed to have terminated employment by Voluntary Termination Without Good Reason if the Executive voluntarily refuses to provide substantially all the services described in Section 4 for a period greater than four (4) consecutive weeks, excluding periods in which the Executive is not performing services on account of vacation or the Executive’s illness or injury or the illness or injury of a member of the Executive’s immediate family or an approved leave under the Family and Medical Leave Act, if applicable); in such event, the Date of Termination shall be the day after the last day of such four-week period; (iv) if the Company intends to treat the termination as a Termination With Cause, the Company shall provide the Executive written notice of such grounds for termination and the Executive shall have, to the extent provided in Section 13(g), the period specified in Section 13(g) to cure such cause to the reasonable satisfaction of the Board, failing which, the Date of Termination shall be the end of the applicable cure period; (v) if the Executive’s employment is terminated by reason of Voluntary Termination With Good Reason, the Date of Termination shall be thirty (30) days after the end of the thirty (30) day cure period; (vi) if the Executive’s employment is terminated by a Termination Without Cause, the Date of Termination shall be thirty (30) days from the Notice of Termination; (vii) December 31, 2021 if the Initial Term is not extended pursuant to Section 3; (viii) the effective date of the vote by the Company’s shareholders not electing the Executive to continue to serve on the Board if this Agreement terminates because the Company’s shareholders do not elect the Executive to continue to serve on the Board after the Executive is nominated; or (ix) December 31, 2022 if not previously terminated pursuant to clauses (i) through (viii) hereof.

9.             COMPENSATION UPON TERMINATION WITH CAUSE; VOLUNTARY TERMINATION without good reason; DEATH OR DISABILITY; TERM ENDS DUE TO NON-Election BY THE COMPANY’S SHAREHOLDERS; TERM ENDS ON DECEMBER 31, 2022. This Section 9 applies in the event that the Executive’s employment ends upon a Termination With Cause, a Voluntary Termination Without Good Reason, death or Disability, the Term ending due to the Company’s shareholders not electing the Executive to continue to serve on the Board after the Executive is nominated, the Term ending on December 31, 2022, or any reason other than a Termination Without Cause or a Voluntary Termination With Good Reason or if the Company does not extend the Initial Term by an additional one year (to December 31, 2022). In any of those events, the Executive (or the Executive’s estate in the event of the Executive’s death) shall be entitled to receive the Standard Termination Benefits. The “Standard Termination Benefits” are the benefits or amounts described in the following subsections (a) and (b):

(a)           The Executive shall be entitled to receive all compensation (including Base Salary, annual bonus for the year ending December 31, 2020 if not previously paid, and accrued but unused vacation) that is earned prior to the Date of Termination but that remains unpaid as of the Date of Termination, which shall be paid in a single cash payment within six (6) days of the Date of Termination.

(b)           The Executive shall be entitled to receive any benefits due the Executive under the terms of any employee benefit plan maintained by the Company and under the terms of any option, restricted stock or similar equity award; which benefits shall be paid in accordance with the terms of the applicable plan and any award agreement between the Executive and the Company.

Except for the Standard Termination Benefits, the Executive shall not be entitled to receive any compensation after the Date of Termination on account of a Termination With Cause, a Voluntary Termination Without Good Reason, death or Disability, the Term ending due to the Company’s shareholders not electing the Executive to continue to serve on the Board after the Executive is nominated, the Term ending on December 31, 2022, or any reason other than a Termination Without Cause or a Voluntary Termination With Good Reason or if the Company does not extend the Initial Term by an additional one year (to December 31, 2022); provided, however, that if the Term ends upon a death or Disability or on December 31, 2022, all outstanding options, shares of restricted stock and other equity awards shall be vested and exercisable as of the Date of Termination (provided that (i) performance-vesting awards shall vest based on actual performance (determined on same basis as for active senior executives) at the same time(s) performance is determined for such awards for active senior executives holding such awards and as if the Executive continued to be employed by the Company through the final vesting date of the applicable award (which, for the avoidance of doubt, means that the award will not be prorated), and (ii) to the extent immediate vesting is not permitted by applicable equity plan terms, time-based awards shall continue to vest pursuant to their original vesting schedule as if the Executive had remained actively employed by the Company through each such vesting date) and outstanding options, stock appreciation rights and similar equity awards shall remain exercisable thereafter until their stated expiration date as if the Executive’s employment had not terminated.

10.           COMPENSATION UPON TERMINATION WITHOUT CAUSE; VOLUNTARY TERMINATION with GOOD REASON; NONEXTENSION BY THE COMPANY. This Section 10 applies in the event that the Executive’s employment ends upon a Termination Without Cause or a Voluntary Termination With Good Reason, or if the Company does not extend the Initial Term by an additional one year (to December 31, 2022). In any of those events but subject to the provisions of this Agreement, the Executive shall be entitled to receive the Standard Termination Benefits as provided in Section 9 and the benefits and amounts described in the following subsections (a), (b) and (c) (for the avoidance of doubt, no amount shall be payable pursuant to this Section 10 if the Term ends on December 31, 2022):

(a)           All outstanding options, shares of restricted stock and other equity awards shall be vested and exercisable as of the Date of Termination (provided that (i) performance-vesting awards shall vest based on actual performance (determined on same basis as for active senior executives) at the same time(s) performance is determined for such awards for active senior executives holding such awards and as if the Executive continued to be employed by the Company through the final vesting date of the applicable award (which, for the avoidance of doubt, means that the award will not be prorated), and (ii) to the extent immediate vesting is not permitted by applicable equity plan terms, time-based awards shall continue to vest pursuant to their original vesting schedule as if the Executive had remained actively employed by the Company through each such vesting date) and outstanding options, stock appreciation rights and similar equity awards shall remain exercisable thereafter until their stated expiration date as if the Executive’s employment had not terminated.

(b)           The Company shall pay an amount equal to that set forth in the following subsections (1) or (2), as applicable, in cash in twelve (12) equal or nearly equal monthly installments following the Date of Termination:

(1)               If the Date of Termination is prior to December 31, 2021 (and not, for the avoidance of doubt, if the Company does not extend the Initial Term), the Company shall pay an amount equal to three (3.0) times the Executive’s Base Salary at the rate in effect on the Date of Termination (or, in the case of a Voluntary Termination for Good Reason, at the rate in effect before a reduction in Base Salary that constitutes Good Reason for resignation) plus an amount equal to any portion of the compensation provided for in Sections 5(a) and (b) that would have been due to the Executive if the Executive was employed by the Company through December 31, 2022 but that has not been paid or granted (based on grant date value) as of the Date of Termination.

(2)               If the Date of Termination is on or after December 31, 2021 but prior to December 31, 2022 (including, for the avoidance of doubt, if the Company does not extend the Initial Term), the Company shall pay an amount equal to $1,000,000 (i.e., the sum Base Salary and the grant date value of the equity award for 2022 provided for in Section 5(b)) less any portion of the Base Salary previously paid to the Executive with respect to calendar year 2022 and less $500,000 if the equity award for 2022 provided for in Section 5(b) has already been granted as of the Date of Termination.

(c)           The Company shall reimburse the Executive for premiums paid by the Executive for COBRA coverage for the Executive and the Executive’s eligible dependents. The Company shall reimburse the Executive for such premium payments for coverage during the twelve (12) months following the Date of Termination or until the termination of the right to coverage under COBRA, whichever occurs first. Each reimbursement shall be paid within fifteen (15) days of the Executive’s premium payment or, if later, within fifteen (15) days after the Executive’s release and waiver of claims becomes effective in accordance with Section 10(d).

(d)           No benefits, other than the Standard Termination Benefits, will be paid or provided to, or on behalf of, the Executive under this Section 10 unless the Executive has signed and not revoked the release and waiver of claims attached hereto as Exhibit A in accordance with the timing set forth therein.

11.           Communications. The Executive and the Company will mutually approve the content and timing of the initial press release and communications (both internal and external) regarding the transition of Executive’s role pursuant to this Agreement.

12.           INDEMNIFICATION. The Company shall provide the Executive with indemnification (and advancement of expenses, including all attorneys fees) with respect to actions taken in his capacities as an officer or director of the Company to the maximum extent permitted by applicable law. The Executive will be covered by directors’ and officers’ liability insurance that is no less favorable in all respects, than the terms and conditions applicable to other directors and senior executives of the Company.

13.           DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following definitions:

(a)           “COBRA” means continued group health plan coverage under Section 4980B of the Code.

(b)           “Code” means the Internal Revenue Code of 1986, as amended.

(c)           “Control Change Date” for purposes of this Agreement, has the same meaning as such term is defined in the Company’s 2011 Equity Incentive Plan.

(d)           “Disability” means that the Executive is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(e)           “Separation from Service” has the same meaning as such term is defined under Treasury Regulation §1.409A-1(h).

(f)            “Specified Employee” has the same meaning as such term is defined under Treasury Regulation §1.409A-1(i).

(g)           “Termination With Cause” means the termination of the Executive’s employment by act of the Board on account of (i) the Executive’s failure to perform a material duty or the Executive’s material breach of an obligation set forth in this Agreement or a breach of a material and written Company policy other than by reason of mental or physical illness or injury, (ii) the Executive’s breach of the Executive’s fiduciary duties to the Company, (iii) the Executive’s conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; provided that, in the cases of the foregoing clauses (i)-(iii), that following written notice from the Board describing any such event, such event is not cured, to the reasonable satisfaction of the Board, within thirty (30) days after such notice is received by the Executive, (iv) the Executive’s conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company; (v) the Executive receives written notice from the Lead Independent Director of the Board that the Executive is materially violating his obligations under Section 4, and the Executive does not cease such violation(s) within thirty (30) days after such notice is received by the Executive or (vi) with respect to a period ending on or before December 31, 2019, the Company’s independent registered public accounting firm has communicated, in writing, to management and the Audit Committee a Material Weakness in the Company’s internal control over financial reporting or the Company is required to restate a previously filed financial statement for reasons other than a change in accounting policy or change in accounting standards and which restatement reflects a material change from the previously filed financial statement.

(h)           “Termination Without Cause” means the termination of the Executive’s employment by act of the Board that does not constitute a Termination With Cause. For the avoidance of doubt, termination of the Executive’s employment due to (i) the Company’s shareholders not electing the Executive to continue to serve on the Board after the Executive is nominated, and (ii) the Executive’s death, Disability, Voluntary Termination With Good Reason or a Voluntary Termination Without Good Reason is not a Termination Without Cause.

(i)            “Voluntary Termination Without Good Reason” means the Executive’s voluntary termination of employment hereunder for any reason other than a Voluntary Termination With Good Reason. The term Voluntary Termination Without Good Reason does not include the Executive’s failure to perform services on account of the Executive’s vacation or illness or injury or the illness or injury of a member of the Executive’s immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board. However, there shall automatically be a Voluntary Termination Without Good Reason for all purposes hereof and for all other plans and arrangements of the Company covering the Executive upon (i) the Executive accepting any employment, consulting, board, advisory or other similar role with (A) any entity that is part of the Company’s “peer group” in the Company’s then-most recent annual proxy statement filed with the Securities and Exchange Commission, (B) any other hospitality brand, management, supplier or ownership company that does business with the Company, or (C) any other entity that offers services competitive with the Business (as defined in Section 15) or (ii) the Executive becoming the executive chairman, chief executive officer and/or president of any entity (whether or not a competitor), other than a charitable entity if Executive is not compensated for such role and the Executive’s role with such charitable entity would reasonably be expected to result in materially adverse publicity for the Company, except in each case under (i) and (ii), to the extent approved by the Chief Executive Officer of the Company and the Lead Independent Director of the Board.

(j)            “Voluntary Termination With Good Reason” means the Executive’s termination of employment hereunder on account of (i) the Company’s material breach of the terms of this Agreement (including, for the avoidance of doubt, not nominating the Executive to the Board, not making any payment due pursuant to Section 5 or not complying with the terms of any options, shares of restricted stock and other equity awards) or a direction from the Board that the Executive act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a change in the Executive’s role or a material change in the Executive’s duties or responsibilities agreed to pursuant to the first sentence of Section 4 without the Executive’s prior consent or (iii) a material reduction in the Executive’s Base Salary. The Executive’s resignation shall not be deemed a “Voluntary Termination With Good Reason” unless the Executive gives the Board written notice (delivered within thirty (30) days after the Executive knows of the event, action, etc. that the Executive asserts constitutes Good Reason), the event or action that the Executive asserts constitutes Good Reason is not cured, to the reasonable satisfaction of the Executive, within thirty (30) days after such notice and the Executive resigns effective not later than thirty (30) days after the expiration of such cure period. Notwithstanding the foregoing, there will not be grounds for a Voluntary Resignation With Good Reason if the Board nominates the Executive to continue serving as a member of the Board but the Company’s shareholders do not elect the Executive to continue to serve on the Board after the Executive is nominated.

14.           CODE SECTION 280G. The benefits that the Executive may be entitled to receive under this Agreement and other benefits that the Executive is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments that are subject to Sections 280G and 4999 of the Code. As provided in this Section 14, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow the Executive to receive a greater Net After Tax Amount than the Executive would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting the Executive to tax under Section 4999 of the Code (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Executive will receive the total Parachute Payments or the Capped Payments, whichever provides the Executive with the higher Net After Tax Amount. If the Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Executive and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 14, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section 14 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 14 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

For purposes of this Section 14, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the transaction to which Section 280G of the Code applies. For purposes of this Section 14, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to the Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 14, the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.

15.           CODE SECTION 409A. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board and without requiring the Executive’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 15, the Board shall modify this Agreement in the least restrictive manner necessary and without reducing any payment or benefit due under this Agreement. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

If the Executive is a Specified Employee, any payment made as a result of the Executive’s Separation from Service that is subject to Section 280G of the Code and is scheduled to be paid within six months after such Separation from Service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s Separation from Service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

16.              TAX WITHHOLDING. All payments to be made under this Agreement shall be reduced by applicable income and employment tax withholdings.

17.           COVENANTS OF THE EXECUTIVE.

(a)           General Covenants of the Executive. The Executive acknowledges that (i) the principal business of the Company is acquiring, owning, renovating and developing premium-branded select-service hotels in the upscale and upper midscale segments of the US lodging industry (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”), (ii) the Company knows of a limited number of persons who have developed the Business; (iii) the Business is, in part, national in scope; (iv) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs, proprietary information and trade secrets of the Company; (v) the covenants and agreements of the Executive contained in this Section 17 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 17.

(b)           Covenants Against Competition. The covenant against competition herein described shall apply during the Executive’s employment with the Company and its subsidiaries and, if a Control Change Date has not occurred, following a termination of the Executive’s employment with the Company and its subsidiaries for any reason until the earlier of the first anniversary of such termination or a Control Change Date (the “Restriction Period”). During the Restriction Period the Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, in an executive, senior management, strategic or professional capacity, whether as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other individual or representative capacity, that is similar to an engagement in an executive, senior management, strategic or professional capacity although otherwise named in any business or venture engaged in the Business and that owns at least twenty-five (25) hotels, at least one of which is located within twenty-five (25) miles of any hotel acquired, owned, managed, developed or re-developed by the Company and its subsidiary, or within twenty-five (25) miles of any hotel the Company is pursuing to acquire, own, manage, develop or re-develop so long as the pursuit of such began prior to, and remained ongoing at the time of the termination of the Executive’s employment; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which the Executive owned or managed or participated in the ownership or management of prior to the Effective Date, which ownership, management or participation has been disclosed to the Company; and (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity. Notwithstanding the foregoing, this Section 17(b) shall not apply after the Executive’s Termination Without Cause or Voluntary Termination With Good Reason.

(c)           Confidentiality. During and after the Executive’s employment with the Company and its affiliates, except in connection with the business and affairs of the Company and its affiliates: the Executive shall keep secret and retain in strictest confidence, and shall not use for the Executive’s benefit or the benefit of others, all confidential matters relating to the Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company of any of its subsidiaries (or any predecessor of either) (the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its affiliates’ (or any of their predecessors) properties, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive; (ii) is clearly obtainable in the public domain; (iii) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company; (iv) was not acquired by the Executive from the Company or its representatives or from a third-party who has an agreement with the Company not to disclose such information; (v) was legally in the possession of or developed by the Executive prior to February 14, 2011; or (vi) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

(d)           Nonsolicitation. During the Restriction Period, the Executive shall not, without the Company’s prior-written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company on the Date of Termination or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company on the Date of Termination who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either). Notwithstanding the above, nothing shall prevent the Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of the Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business.

(e)           Company Property. During and after the Executive’s employment with the Company and its affiliates, all memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. Notwithstanding the above, the Executive’s contacts and contact data base shall not be the Company’s property. Notwithstanding the above, software, methods and material developed by the Executive prior to the Term of the Agreement shall not be the Company’s property.

(f)            Nondisparagement. The Executive agrees that during and after the Executive’s employment with the Company and its affiliates the Executive will not make any negative comments or otherwise disparage the Company or its officers, the Board or individual directors, employees, shareholders or agents. Similarly, the Company agrees that during and after the Term, Company officers, executives, members of the Board and members of management shall not make any negative comments or otherwise disparage the Executive. The preceding sentences shall not be violated by (i) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (ii) communications by the Executive to the Board or an officer of the Company or by the Board, members of the Board, Company officers, executives or members of management that are made in the good faith performance of their duties.

(g)           Covenant Against Opposition to Board Member Election or Support of Other Candidates; Seeking Election to the Board. Through the later of December 31, 2022 or such date as the Executive no longer serves as a member of the Board pursuant to this Agreement, the Executive will not (i) publicly oppose or associate in any way with any person who publicly opposes the election of any Board-supported candidate for election or reelection to the Board, (ii) support for election or reelection to the Board any candidate or slate of candidates not nominated by the Board or (iii) run for election as a member of the Board unless nominated by the Board.

(h)           Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by the Executive of any of the provisions of this Section 17 (the “Covenants”) would result in irreparable injury and damage for which money damages, would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Covenants, the Company and its affiliates shall have the right and remedy to have the Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Covenants. The Company has the right to cease making the payments of any severance installments that remains payable under Section 10(b) in the event of a material breach of any of the Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.

(i)            Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement; and that the Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

(j)            Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of the Covenants, including, without or any part thereof are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(k)           Enforceability of Restrictive Covenants; Jurisdictions. The Company and the Executive intend to and hereby consent to jurisdiction to enforce the Covenants upon the courts of any jurisdiction within the geographical scope of the Covenants. If the courts of any one or more of such jurisdictions hold the Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions, such Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

18.            NOTICES. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or three (3) days following the date when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	Summit Hotel Properties, Inc.
Attn: Corporate Secretary 13215 Bee Cave Parkway Suite B-300 Austin, Texas 78738

To the Executive:	Daniel P. Hansen
at the address the Company has on file at the applicable time

With a copy (that shall not be considered notice) to: Gillian Emmett Moldowan Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022

19.           ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto. For the avoidance of doubt, this Agreement supersedes the Prior Employment Agreement effective as of January 15, 2021 (provided that, if the Executive’s employment terminates for any reason prior to January 15, 2021, this Agreement shall be null and void and the Prior Employment Agreement shall remain in full force and effect and shall govern the terms and conditions of the Executive’s termination of employment).

20.           ARBITRATION. Any claim or controversy arising out of, or relating to, this Agreement or its breach or the Executive’s employment with the Company, other than a claim or controversy arising under Section 17, shall be settled by arbitration in Austin, Texas in accordance with the governing Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction. In the event one of the parties hereto requests an arbitration proceeding under this Agreement, such proceeding shall commence within 30 days from the date of such request. The prevailing party shall be entitled to reasonable attorney’s fees and costs.

21.              APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

22.              NO SETOFF. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by a setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under the provisions of this Agreement. The provisions of this Section 22 do not affect or detract from the Company’s rights under Section 17 or Section 24.

23.              ASSIGNMENT. The Executive acknowledges that the Executive’s services are unique and personal. Accordingly, the Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations under this Agreement. The Executive’s rights and obligations under this Agreement shall insure to the benefit of and shall be binding upon the Executive’s successors and assigns.

24.              RECOUPMENT. The Executive acknowledges and agrees that any incentive compensation, whether payable in cash or equity (but excluding amounts that vest or become payable solely on account of continued employment or service) that is payable under this Agreement or under any other agreement or any plan or arrangement, is subject to recoupment or repayment if such action is required under applicable law or the terms of any Company recoupment or “clawback” policy as in effect on the date that such compensation or benefit was paid.

25.              HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 16th day of December, 2020.

SUMMIT HOTEL PROPERTIES, INC.

By:	/s/ Jeffrey W. Jones
Title: Lead Independent Director

By:	/s/ Christopher Eng
Title: Secretary

EXECUTIVE

/s/ Daniel P. Hansen
DANIEL P. HANSEN

Exhibit A: Mutual Release of Claims

THIS MUTUAL RELEASE OF CLAIMS, dated _________ __, 2020, (this “General Release”) is between SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Company”), and DANIEL P. HANSEN (the “Executive” or “I”), recites and provides as follows:

Section 1. Employee Release

I, Daniel P. Hansen, in consideration of and subject to the performance by Summit Hotel Properties, Inc. (the “Company”), of its obligations under the Amended and Restated Employment Agreement dated as of December 16, 2020 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.             I understand that any payments or benefits paid or granted to me under Section 10 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 10 of the Agreement other than the Standard Termination Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.             Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly or by their nature survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.             I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.             I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.             I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to any severance benefits to which I am entitled under the Agreement or any vested benefits under any employee benefit or retirement plan, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification , as provided under Section 12 of the Agreement, or otherwise, or (iii) my rights as an equity or security holder in the Company.

6.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

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7.             I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.             Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

9.             I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

10.           Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

Section 2. Company Release

In consideration of and subject to the performance by the Executive of his obligations under the Agreement, the Company and each of its divisions, subsidiaries and operating companies, and the respective officers, directors, agents and representatives of each of them (collectively, with the Company, the “Releasing Parties”) does hereby release and forever discharge as of the date hereof the Executive and each of his agents, family members, heirs, executors, representatives, successors and assigns (collectively, the “Executive Released Parties”) to the extent provided below. The Executive Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Executive Released Parties hereunder.

1.             Except as provided in paragraph 3 below, the Releasing Parties knowingly and voluntarily release and forever discharge the Executive Released Parties from any and all Claims, whether known or unknown, suspected, or claimed against the Executive or any of the Executive Released Parties which the Releasing Parties may have, by reason of any matter, cause, or thing whatsoever, from the beginning of the Executive’s initial dealings with the Company to the date of this General Release; provided that the release of claims shall not apply with respect to (a) any Claim relating to the Executive’s fraud or other willful misconduct or (b) any matter the Executive took active steps to conceal from the Company.

2.             The Releasing Parties represent that they have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 1 above.

3.             The Releasing Parties agree that they hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Executive Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, any form of injunctive relief. Notwithstanding the above, the Releasing Parties further acknowledge that they are not waiving and are not being required to waive any right that cannot be waived under law.

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4.             In signing this General Release, the Releasing Parties acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Releasing Parties expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. The Releasing Parties acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Executive would not have agreed to the terms of the Agreement. The Releasing Parties further agree that in the event any of the Releasing Parties should bring a Claim seeking damages against any Executive Released Party, or in the event any of the Releasing Parties should seek to recover against any Executive Released Party in any Claim brought by a governmental agency on behalf of a Releasing Party, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. The Releasing Parties further agree that they are not aware of any pending claim of the type described in paragraph 1 above as of the execution of this General Release.

5.             The Company agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Executive, any Executive Released Party or the Company of any improper or unlawful conduct.

6.             The Company represents that it is not aware of any claim by any Releasing Party other than the claims that are released by this General Release. The Releasing Parties acknowledge that they may hereafter discover claims or facts in addition to or different than those which they now know or believe to exist with respect to the subject matter of the release set forth in paragraph 1 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and its decision to enter into it.

7.             Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Executive of the Agreement after the date hereof.

The parties to this General Release hereby acknowledge that Sections 14 through 24 of the Agreement shall survive execution of this General Release. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

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IN WITNESS WHEREOF, the parties have executed this Mutual Release as of the ____ day of ______________, ____.

SUMMIT HOTEL PROPERTIES, INC.

By:
Title:

EXECUTIVE

DANIEL P. HANSEN

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